Exhibit 10.9

CONFIDENTIAL SEPARATION AGREEMENT

AND RELEASE

This Confidential Separation Agreement and Release (the “Agreement”) is entered into by and between Michael C.J. Fallon of 11 Main Street, Hancock, New Hampshire 03449 (the “Employee”) and Pennichuck Corporation, a New Hampshire corporation with principal offices at 25 Manchester Street, Merrimack, New Hampshire 03054 (the “Employer”).

WHEREAS the Employer and the Employee desire to define the terms of the Employee’s final separation from employment with the Employer; and

WHEREAS the Employer and the Employee desire to compromise, settle, buy complete peace from, and terminate any and all known and unknown disputes, claims, controversies, demands, actions, causes of action, and litigation as exist between them arising from or in any way related to the Employee’s employment with the Employer, and any damages, costs, expenses, and/or injuries that he sustained or may sustain as a result thereof.

NOW, THEREFORE, in consideration of the recitals stated above, which are hereby incorporated into this Agreement and made a part hereof, and in consideration of the promises, covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Employer and the Employee as follows:

1.

Last Day Of Employment.  The Employee’s last day of employment with the Employer will be November 16, 2007.  On November 16, 2007, the Employee will resign all positions (including any and all Offices and Board positions) that he holds with the Employer and its subsidiary The Southwood Corporation.  The Employee will continue to receive all regular compensation and benefits through November 16, 2007.  The Employee will continue to be covered under the Employer’s group health coverage until November 30, 2007, at which time the Employer will provide notice to the Employee as required by the provisions of COBRA, and any cost to continue such health coverage thereafter shall be at the Employee’s own election and cost.  The Employee’s participation in all other employee benefits shall cease as of November 16, 2007.  The Employee shall return to the Employer, no later than November 16, 2007, all Employer property, including but not limited to the company car, except that the Employee may retain the hand-held Trio currently in his possession once the Employer has removed any confidential and proprietary information from said device.

Employee agrees that until June 30, 2008, he will cooperate and make himself reasonably available for discussions with representatives of the Employer in order to provide the Employer with transition related information and services.

2.

Separation Payment.

In consideration of the Employee’s resignation from employment effective November 16, 2007, the General Release set forth in Section 3 below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the Employer, within three business days after the later of November 16, 2007 or the Effective Date, the Employer will make a one time separation payment to the Employee in the amount of one hundred ten thousand dollars ($110,000.00) less ordinary and regular withholdings (the “Separation Payment”).  The parties hereby acknowledge and agree that except as otherwise provided in Section 13 below, this Separation Payment constitutes full and final payment of all obligations owed by the Employer to the Employee, including but not limited to payment of all wages and other employment benefits.  The parties hereby further acknowledge and agree that this Separation Payment constitutes severance pay which will not be eligible as compensation for purposes of the Employer’s employee benefit programs, including but not limited to the Savings Plan and the Pension Plan.

3.

General Release By The Employee.  In consideration of the Separation Payment to be made by the Employer as described in Section 2 herein and the mutual promises, covenants, agreements, and representations contained herein, the Employee, on behalf of himself, his heirs, representatives, and assigns, fully releases the Employer and its successors, assigns, subsidiaries, parent and sister corporations, affiliates, insurers, past, present and future officers, directors, employees, agents, and shareholders from all known and unknown claims, causes of action, suits, litigation, demands, and obligations of every kind, including claims for damages, wages, bonuses, attorneys’ fees, taxes and related losses and liabilities (including, without limitation, liability for additional taxes and interest imposed under 26 U.S.C. sec. 409A) associated with the Separation Payment or any other compensation or income paid or payable to the Employee and any other form of relief available at law or in equity, which the Employee has or may have by means of any matter, cause, or thing whatsoever from the beginning of time to the Effective Date of this Agreement.  Without limiting the generality of the foregoing, this release includes all matters arising out of or in connection with the Employee’s employment with the Employer from the beginning of time to the Effective Date of this Agreement, including, but not limited to, any rights or claims under New Hampshire’s Workers’ Compensation laws, New Hampshire RSA Chapter 354-A, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, claims for intentional infliction of emotional distress, negligent infliction of emotional distress, wrongful discharge, negligent supervision, retaliation, defamation, invasion of privacy, assault, battery, failure to pay wages, bonuses, and/or employment benefits, and any and all claims that may be asserted under state or federal statute or common law.  This shall be a full and final release of all claims known and unknown, foreseen and unforeseen, which have accrued to the Employee against the Employer up to and including the Effective Date of this Agreement, regardless of the adequacy of the compensation or the extent or character of his injuries and/or damages, known or unknown.  The Employee expressly acknowledges and assumes all risk, chance, or hazard that any injuries and/or damages resulting from his employment with the Employer may become permanent, progressing, greater, or more extensive than is known, anticipated, or expected.  This release does not preclude any action by the Employee necessary to enforce the terms of this Agreement.

4.

Survival Of Confidentiality And Indemnity Provisions From Employment Agreement.  The parties hereby acknowledge and agree that the provision on Indemnification (Article VI) and the provision on Confidential Information (Article XI) included in the January 31, 2005 Employment Agreement between the parties will remain in full force and effect, and are hereby incorporated into this Agreement.  All other provisions of the parties’ January 31, 2005 Employment Agreement, and all related amendments, including but not limited to the First Amendment to Employment Agreement, dated August 18, 2006, are superceded and replaced by this Agreement.

5.

No Admission.  The parties agree that the giving or payment of consideration in exchange for the general release of claims is not, and will not be construed as, an admission of liability or wrongdoing on the part of either the Employer or the Employee, both of whom deny any liability or wrongdoing as to each and every claim which has been or which may have been asserted against them.

6.

Non-Disparagement.  Each party agrees to refrain from any disparagement, defamation, slander or tortious interference with the contracts or relationships of the other.

7.

References.  The Employer agrees that any inquiries from potential employers will be referred to the Human Resources Department, which will provide only the Employee’s dates of employment and positions held.

8.

Binding Effect On Successors And Obligation To Disclose.  The Employer hereby expressly acknowledges that the obligations set forth in this Agreement are binding on its successors.

9.

Confidentiality.  This Agreement and its terms and conditions are confidential.  The parties and/or their counsel agree not to disclose or distribute any information concerning this Agreement to any person or entity other than their respective legal and/or tax advisors, those persons who are essential to the consummation of the Agreement, the Securities and Exchange Commission, or as may be required by law or a court of competent jurisdiction.  If the parties and/or their counsel are required by law or a court of competent jurisdiction to disclose the information kept confidential by this paragraph, they agree to notify the other party reasonably in advance of the disclosure.

10.

ADEA Acknowledgment.  The Employee knowingly, voluntarily, and specifically waives all rights under the federal Age Discrimination in Employment Act (“ADEA”) arising out of or in connection with his employment with the Employer from the beginning of time to the Effective Date of this Agreement, as defined herein.  The parties acknowledge that this Agreement does not apply to any claim for events arising after the execution of this Agreement.  The Employee acknowledges that he has read and understands this Agreement.  In addition, the Employee acknowledges that this Agreement is not induced by any representation or promise made by any party hereby released or their representatives other than the terms specifically recited in this document.  The Employee certifies that the Employer has suggested and encouraged him to consult with an attorney of his choosing before executing this Agreement.  The Employee acknowledges that he has had up to twenty-one (21) days within which to consider this Agreement and that he has decided to accept the terms of this Agreement.  The parties agree that this Agreement will not become effective or enforceable until the expiration of a period of seven (7) days following the execution of the Agreement by the Employee, during which period the Employee may revoke his consent to the Agreement by delivering a letter to the Employer’s legal counsel advising of his revocation, said letter to be delivered on or before midnight of the seventh day following execution.  If the Agreement is not revoked during this seven (7) day period, this Agreement shall be irrevocable and the business day following the expiration of the revocation period shall be deemed the Effective Date of the Agreement.  It is further agreed and understood by the Employee that in the event that he revokes the Agreement, the Employer shall have no obligations hereunder.

11.

Effective Date.  The parties agree that this Agreement will not become effective or enforceable until the expiration period of seven (7) days following the execution of the Agreement by the Employee, during which seven (7) day period the Employee may revoke his consent to the Agreement as described above in Section 10 above.

12.

Breach of Agreement.  The parties acknowledge and agree that any party found to have breached this Agreement will be liable for the damages, reasonable attorneys’ fees, and expenses resulting from any such breach, and also for equitable relief.

13.

Stock Options.  The Employer’s existing obligation(s) to the Employee regarding Stock Options are neither addressed in nor affected by this Agreement (except as set forth in this Section 13), and shall survive the execution of this Agreement.  The parties hereby acknowledge and confirm that the Employee presently owns nineteen thousand three hundred and thirty-three (19,333) options that may be exercised within ninety (90) days of his last day of employment with the Employer.  Furthermore, subject to compliance with the provisions of the Amended and Restated 2000 Stock Option Plan, the applicable Stock Option Grant agreement(s) and the applicable securities laws, the Employer agrees that the Employee shall have the right to exercise all or any portion of these options in a “cashless” manner in accordance with the following formula:

Shares Issued Upon Exercise = Option Exercise x (Market Price – Exercise Price) / Market Price

Where:

Shares Issued Upon Exercise = shares to be issued to Employee upon cashless exercise of stock option

Option Exercise = number of shares covered by option exercise

Exercise Price = weighted average exercise price per share of options being exercised

Market Price = closing price per share reported on NASDAQ on the most recent trading day preceding the exercise date

14.

Integration Clause; Amendment; Governing Law.  Except as provided for in Sections 4 and 13 above, this Agreement contains the complete, final, and exclusive embodiment of the entire understanding between the parties and supersedes and replaces all earlier agreements between the parties on the issues addressed in this Agreement.  This Agreement is entered into without reliance on any promise, representation, agreement or understanding, oral or written, between and among the parties relating to the subject matter of this Agreement, other than those expressly contained herein.  No amendment of this Agreement shall be valid or effective unless made in writing and executed by the parties hereto subsequent to the date of this Agreement.  This Agreement shall be enforced in accordance with the laws of the State of New Hampshire, and the parties agree that any litigation to enforce the provisions of this Agreement will take place in New Hampshire.  In the event of litigation regarding this Agreement, the parties expressly submit to the jurisdiction of the federal and state courts located in New Hampshire.

15.

Construction.  The parties acknowledge that they each had an equal opportunity to control the language in this Agreement, and that this Agreement was mutually drafted.  The parties agree that in no event shall this Agreement be presumptively construed against either party.

16.

Severability.  If any portion of this Agreement is void or deemed unenforceable for any reason, the remaining portions shall survive and remain in effect, with any necessary modification to become a part hereof and treated as though contained in this original Agreement.

17.

Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

Date: 11/16/07	By:	/s/ Michael C.J. Fallon
Michael C.J. Fallon

Date: 11/16/07	By:	/s/ Duane C. Montopoli
Duane C. Montopoli
President and CEO Pennichuck Corporation

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